UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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Silicon Laboratories Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILICON LABORATORIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 19, 2012

TO THE STOCKHOLDERS OF SILICON LABORATORIES INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 19, 2012, at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the following purposes, as more fully described in the Proxy Statement:

1.	To elect three Class II directors to serve on the Board of Directors until our 2015 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012;

3.	To vote on an advisory (non-binding) resolution regarding executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

We have furnished Proxy materials over the internet where you may read, print and download our annual report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com.  On or about March 9, 2012, we mailed to our stockholders a notice containing instructions on how to access our 2012 Proxy Statement and annual report and to vote.  The notice also provides instructions on how you can request a paper copy of these documents if you desire.  If you received your annual materials via email, the email contains voting instructions and links to the annual report and Proxy Statement on the internet.

Only stockholders of record at the close of business on February 21, 2012 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Whether or not you plan to attend the meeting in person, your vote is important.  Instructions regarding the various methods of voting are contained on the Proxy, including voting by toll-free telephone number or the internet.  If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy.  You may revoke your Proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Austin, Texas	Necip Sayiner
March 09, 2012	Chief Executive Officer, President and Director

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE.

SILICON LABORATORIES INC.
400 West Cesar Chavez
Austin, Texas 78701

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2012

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 19, 2012 at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof.  These proxy solicitation materials were mailed on or about March 9, 2012 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement.  On February 21, 2012, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 42,682,223 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.  Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 21, 2012.  The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof.  Stockholders may not cumulate votes in the election of directors.  The vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is necessary for the election of a director.  The three nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if less than a majority of such shares were voted for the nominees.  The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposal Two.  The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposal Three.  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter).  Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon.  If the Proxy does not specify how the shares represented thereby are to be voted, (i) the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld, (ii) if no contrary instructions are given, the Proxy will be voted FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm, and (iii) if no contrary instructions are given, the Proxy will be voted FOR the approval of resolution regarding executive compensation.  You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701.  You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of Proxies by mail and the internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees.  No additional compensation will be paid to these individuals for any such services.  Except as described above, we do not presently intend to solicit Proxies other than by mail and the internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2013 annual meeting of stockholders and in our Proxy Statement and form of Proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 9, 2012, the date which is at least 120 days prior to March 9, 2013, the anniversary of the date of this Proxy Statement.  These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws.  Pursuant to our bylaws, stockholder proposals received after November 9, 2012 will be considered untimely.  Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2013 annual meeting of stockholders.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms.  The term of office of the Class II Directors, Harvey B. Cash, David R. Welland and Necip Sayiner, will expire at this Annual Meeting.  Mr. Cash and Mr. Welland have been nominated to continue as Class II Directors.  G. Tyson Tuttle is scheduled to become our Chief Executive Officer and President on the date of the Annual Meeting.  Mr. Tuttle has also been nominated to serve as a Class II Director.  The three directors elected as Class II Directors at the Annual Meeting will each serve for a term of three years expiring at the 2015 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve.  In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies.  Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class II Directors with a Term Expiring in 2015

Harvey B. Cash, 73
has served as a director of Silicon Laboratories since June 1997. Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986. Mr. Cash currently serves on the Board of Directors of the following public companies: Ciena Corporation, a designer and manufacturer of dense wavelength division multiplexing systems for fiber optic networks; Argo Group International Holdings, Ltd., a specialty insurance company; and First Acceptance Corp, a provider of low-cost auto insurance. Mr. Cash holds a B.S. in Electrical Engineering from Texas A&M University and an M.B.A. from Western Michigan University. Mr. Cash’s independence and experience as a director of various public companies, as well as his prior operational experience as an executive, qualifies him to serve as a member of our Board of Directors.

G. Tyson Tuttle, 44
has served as our Chief Operating Officer and Senior Vice President since May 2011 and Mr. Tuttle will begin serving as Chief Executive Officer and President for Silicon Laboratories on April 19, 2012.  Mr. Tuttle served as Chief Technical Officer from January 2010 to May 2011. From May 2005 to December 2009, he was the Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Laboratories in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for hard disk drive read channel and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University.  Mr. Tuttle’s intimate knowledge of the Company and the industry, and his upcoming service as CEO and President qualify him to serve as a member of our Board of Directors.

David R. Welland, 56
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer. Mr. Welland holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology. Mr. Welland’s years of experience as a semiconductor designer provide him with extensive insight into our operations and qualifies him to serve as a member of our Board of Directors.

Other Directors

Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

Continuing Class III Directors with a Term Expiring in 2013

William G. Bock, 61
rejoined Silicon Laboratories’ Board of Directors in July of 2011. He served Silicon Laboratories as Chief Financial Officer from November 2006 to July 2011, and Senior Vice President of Finance and Administration through December 2011. He joined Silicon Laboratories as a director in March 2000, and served as Chairman of the audit committee until November 2006 when he stepped down from the Board of Directors to assume the CFO role. From April 2001 to November 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. From February 1997 to March 2001, Mr. Bock led DAZEL Corporation, a provider of electronic information delivery systems, initially as its President and Chief Executive Officer and subsequent to its acquisition by Hewlett-Packard in June 1999 as an HP Vice President and General Manager. Prior to 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, a client server software company acquired by IBM in March 1996, in senior sales and financial management positions with Convex Computer Corporation and began his career with Texas Instruments. Mr. Bock has served on the Board of Directors of Convio, Inc., a provider of on-demand constituent engagement solutions for nonprofit organizations, since January 2008, chairman of the board since April 2011 and as lead independent director since January 2010.  Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. Mr. Bock’s extensive financial and executive experience and his in-depth knowledge of Silicon Laboratories qualify him to serve as a member of our Board of Directors.

R. Ted Enloe III, 73
has served as a director of Silicon Laboratories since April 2003. Mr. Enloe is currently the Managing General Partner of Balquita Partners, Ltd., a family investment firm. Previously, Mr. Enloe served as President and Chief Executive Officer of Optisoft, Inc., a provider of intelligent traffic signal platforms. Mr. Enloe formerly served as Vice Chairman and member of the office of chief executive of Compaq Computer Corporation. He also served as President of Lomas Financial Corporation and Liberté Investors for more than 15 years. Mr. Enloe co-founded a number of other publicly held firms, including Capstead Mortgage Corp., Tyler Cabot Mortgage Securities Corp., and Seaman’s Corp. Mr. Enloe currently serves on the Board of Directors of Leggett & Platt, Inc. and Live Nation, Inc. Mr. Enloe holds a B.S. in Engineering from Louisiana Polytechnic University and a J.D. from Southern Methodist University. Mr. Enloe’s combination of independence, qualification as an audit committee financial expert and his experience, including past experience as an executive officer and current and past experience as a director of various public companies, qualifies him to serve as a member of our Board of Directors.

Kristen M. Onken, 62
has served as a director of Silicon Laboratories since September 2007. Ms. Onken was elected to the Board of Directors of Seagate Technology plc in November 2011, where she also serves as a member of the Audit Committee. Ms. Onken retired from Logitech in May 2006, a maker of electronics peripherals, where she served as Senior Vice President, Finance, and Chief Financial Officer from February 1999 to May 2006. From September 1996 to February 1999, Ms. Onken served as Vice President of Finance at Fujitsu PC Corporation, the U.S. subsidiary of the Japanese electronics manufacturer. From 1991 to September 1996, Ms. Onken was employed by Sun Microsystems initially as Controller of the Southwest Area, and later as Director of Finance, Sun Professional Services. Ms. Onken holds a B.S. from Southern Illinois University, and an M.B.A. in Finance from the University of Chicago. Ms. Onken’s independence and prior experience as the Chief Financial Officer of Logitech and her finance roles with other technology companies qualifies her to serve as a member of our Board of Directors.

Continuing Class I Directors with a Term Expiring in 2014

Navdeep S. Sooch, 49
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Since October 2011, Mr. Sooch serves as the CEO of FireFly Green Technologies, Inc., a private company in the field of solid state lighting. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University. Mr. Sooch’s prior experience as our Chief Executive Officer as well as a semiconductor designer provides him with extensive insight into our industry and our operations and qualifies him to serve as Chairman of our Board of Directors.

Laurence G. Walker, 63
has served as a director of Silicon Laboratories since June 2003. Previously, Mr. Walker co-founded and served as Chief Executive Officer of C-Port Corporation, a pioneer in the network processor industry, which was acquired by Motorola in 2000. Following the acquisition, Mr. Walker served as Vice President of Strategy for Motorola’s Network and Computing Systems Group and then as Vice President and General Manager of the Network and Computing Systems Group until 2002.  From 1998 to 2007, he served on the Board of Directors of McData Corporation, a provider of storage networking solutions.  From August 1996 to May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Mr. Walker served as Vice President and General Manager, Network Products Business Unit, of Digital Equipment Corporation, a computer hardware company, from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. Mr. Walker holds a B.S. in Electrical Engineering from Princeton University and an M.S. and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology. Mr. Walker’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

William P. Wood, 56
has served as a director of Silicon Laboratories since March 1997 and as Lead Director since December 2005. Since 1996, Mr. Wood has also served as general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in History from Brown University and an M.B.A. from Harvard University. Mr. Wood’s combination of independence and his experience, including past experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer.  The Board of Directors has also designated Mr. Wood as the Lead Director.  The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer, and the Chairman of the Board on sensitive issues.  The Board believes that the appointment of the Lead Director and the separation of the Chairman and CEO roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances.  Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board, and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management.  The Board of Directors has determined that Messrs. Cash, Enloe, Sooch, Walker, Wood and Ms. Onken are each independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on five separate occasions during fiscal 2011.

Committees and Meetings

During fiscal 2011, our Board of Directors held five meetings.  Our Board of Directors has an Audit Committee, Compensation Committee, Equity Award Committee and a Nominating and Corporate Governance Committee.  During fiscal 2011, each incumbent director attended or participated in 100% of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee.  The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls.  The members of the Audit Committee are Messrs. Enloe, Walker, Wood and Ms. Onken.  Mr. Enloe serves as Chairman of the Audit Committee.  The Board of Directors has determined that Mr. Enloe is qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of The NASDAQ Stock Market, Inc.  The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.  See Appendix II for a copy of the Audit Committee charter.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. During fiscal 2011, the Audit Committee held five meetings.

Compensation Committee.  The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees.  In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans.  The members of the Compensation Committee are Messrs. Cash, Sooch, Walker and Wood and the Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  Mr. Walker serves as Chairman of the Compensation Committee.  The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.  The Compensation Committee held four meetings during fiscal 2011.

Equity Award Committee.  The Equity Award Committee has the authority to approve grants of stock options and stock awards from our 2009 Stock Incentive Plan to non-executive officers and employees.  Mr. Sayiner and Mr. Sooch serve as members of the Equity Award Committee.  The Board of Directors generally reviewed the grants made by such committee in fiscal 2011.  The committee acted by written consent twelve times at regular intervals during fiscal 2011.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors.  In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations.  The members of the Nominating and Corporate Governance Committee are Messrs. Cash, Enloe, Sooch and Walker and the Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  Mr. Enloe serves as Chairman of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our internet website under the “Investor Relations” page.  The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our internet website under the “Investor Relations” page.  Our internet website address is http://www.silabs.com.  The Nominating and Corporate Governance Committee held two meetings during fiscal 2011.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market, Inc.  The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee.  The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills.  The Company does not have any other formal policy with respect to the diversity of our directors.  The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers.  In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates.  Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 9, 2012 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.  Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal.  Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable.  All of the directors in office at the time of the annual meeting of stockholders held on April 21, 2011 attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors.  Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.  Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder.  The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants.  Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page.  Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management.  Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team and the Company’s independent registered public accounting firm.  In addition, members of management (including the Chief Executive Officer, Chief Financial Officer, and General Counsel) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Under the 2009 Stock Incentive Plan, on the date of each annual meeting of stockholders, the Board of Directors grants each continuing non-employee director an RSU award that shall vest on approximately the first anniversary of the date of grant at no cost covering a number of shares of the Company’s common stock equal to $150,000 (or $225,000 for the Chairperson of the Board) divided by the fair market value of the Company’s common stock as of the date of grant, provided that such individual has served as a non-employee director for at least six months.  As Chairman of the Board, Mr. Sooch received a grant of 5,303 RSUs on the date of the 2011 annual meeting of stockholders.  Messrs. Cash, Enloe, Walker, Wood and Ms. Onken each received a grant of 3,535 RSUs on the date of the 2011 annual meeting of stockholders.

We pay our non-employee directors cash compensation consisting of (i) $25,000 per person per year, (ii) an additional $2,000 per regular meeting of the Board of Directors, (iii) an additional $20,000 per year for the Chairman of the Audit Committee, (iv) an additional $5,000 per year for each Audit Committee member (excluding the Chairman), (v) an additional $20,000 per year for the Chairman of the Compensation Committee, (vi) an additional $5,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $10,000 per year for the Lead Director and (viii) an additional $20,000 per year for the Chairman of the Board.  Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

During fiscal 2011 Messrs. Cash, Enloe, Sooch, Walker and Wood and Ms. Onken were each paid the annual fee of $25,000 and a per meeting fee of $2,000 for each board meeting attended, pursuant to the cash compensation plan.  Mr. Enloe was paid $20,000 for his service as Chairman of the Audit Committee.  Messrs. Walker, Wood and Ms. Onken were each paid $5,000 for their services on the Audit Committee during the fiscal year.  Further, Mr. Enloe received an additional $5,000 for his service as Chairman of the Nominating and Corporate Governance Committee, Mr. Walker received an additional $20,000 for his service as Chairman of the Compensation Committee, Mr. Wood received an additional $10,000 for his service as Lead Director and Mr. Sooch received an additional $20,000 for his service as Chairman of the Board.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties.  Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.  We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2011.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Harvey B. Cash	35,000	149,990	184,990
R. Ted Enloe III	60,000	149,990	209,990
Kristen M. Onken	40,000	149,990	189,990
Navdeep S. Sooch	55,000	225,006	280,006
Laurence G. Walker	60,000	149,990	209,990
William P. Wood	50,000	149,990	199,990

(1)
Amounts shown do not reflect compensation actually received by the director, but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”).  The assumptions underlying the calculation are discussed under Note 12, Stock-based Compensation of the Company’s Form 10-K for the fiscal year ended December 31, 2011.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Nominees for Class II Directors as listed above.

PROPOSAL TWO:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2012.  Ernst & Young LLP has audited our financial statements since our inception in 1996.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2011 and 2010:

	2011 ($)	2010 ($)
Audit fees	940,500	958,327
Audit-related fees	4,000	50,504
Tax fees	40,865	76,814
All other fees	2,160	2,200

Total	987,525	1,087,845

Audit Fees.  Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees.  Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees.  Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees.  The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.  At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.  The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings.  If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.  During fiscal 2011, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement.  However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm.  Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors.  However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success.  Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value.  Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 18 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in 2011.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement.  This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers.  Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR approval of the above resolution.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2012 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group.  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)

Necip Sayiner (3)	518,351	1.21%

Paul V. Walsh, Jr. (4)	31,183	*

G. Tyson Tuttle (5)	62,143	*

Kurt W. Hoff (6)	103,605	*

Jonathan D. Ivester (7)	154,164	*

Navdeep S. Sooch (8)	1,111,989	2.61%

William G. Bock (9)	234,753	*

Harvey B. Cash (10)	224,807	*

R. Ted Enloe III (11)	80,000	*

Kristen M. Onken (12)	47,310	*

Laurence G. Walker (13)	81,746	*

William P. Wood (14)	83,310	*

David R. Welland	1,897,131	4.49%

Entities deemed to be affiliated with Blackrock, Inc. (15)	2,168,387	5.13%

Entities deemed to be affiliated with FMR LLC (16)	5,431,880	12.86%

Entities deemed to be affiliated with Lord, Abbett & Co. LLC (17)	3,314,861	7.85%

Entities deemed to be affiliated with T. Rowe Price (18)	7,482,920	17.72%

Entities deemed to be affiliated with William Blair & Company, LLC (19)	5,669,085	13.42%

All directors and executive officers as a group (13 persons) (20)	4,630,492	10.55%
Total Beneficial Ownership	31,697,625	72.21%

* Represents beneficial ownership of less than one percent.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.

(2)
Percentage of ownership is based on 42,236,172 shares of common stock outstanding on January 31, 2012.  Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2012 and shares of common stock subject to restricted stock units which will become vested within 60 days after January 31, 2012 are deemed outstanding for computing the percentage for the person or group holding such options and/or restricted stock units, but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 368,792 shares issuable upon exercise of stock options and 94,984 shares issuable upon the release of vested restricted stock units.

(4)	Includes 20,146 shares issuable upon exercise of stock options and 10,214 shares issuable upon the release of vested restricted stock units.

(5)	Includes 24,511 shares issuable upon exercise of stock options and 21,080 shares issuable upon the release of vested restricted stock units.

(6)	Includes 84,166 shares issuable upon exercise of stock options and 18,948 shares issuable upon the release of vested restricted stock units.

(7)
Includes 11,850 shares held in family trusts, 64,497 shares issuable upon exercise of stock options, and 15,944 shares issuable upon the release of vested restricted stock units.  Mr. Ivester shares voting and investment power with respect to the 11,850 shares held in the family trusts.

(8)	Includes 385,501 shares issuable upon exercise of stock options.

(9)	Includes 196,250 shares issuable upon exercise of stock options and 30,821 shares issuable upon the release of vested restricted stock units.

(10)
Includes 91,976 shares held in a family trust, 65,000 shares issuable upon exercise of stock options, and 67,110 shares pledged to a financial institution to secure certain personal obligations of Mr. Cash.  Mr. Cash has sole voting and investment power of the 91,976 shares held in the family trust.

(11)	Includes 80,000 shares issuable upon exercise of stock options.

(12)	Includes 40,000 shares issuable upon exercise of stock options.

(13)
Includes 2,922 shares held in a family trust and 77,000 shares issuable upon exercise of stock options.  Mr. Walker has sole voting and investment power with respect to the 2,922 shares held in the family trust.

(14)	Includes 65,000 shares issuable upon exercise of stock options.

(15)
Pursuant to a Schedule 13G/A dated February 8, 2012 filed with the SEC, Blackrock, Inc. reported that as of December 30, 2011 it and certain related entities had sole voting and dispositive power over 2,168,387 shares and that its address is 40 East 52nd Street, New York, New York 10022.

(16)
Pursuant to a Schedule 13G/A dated February 14, 2012 filed with the SEC, FMR LLC reported that as of December 31, 2011 it and certain related entities did not have sole voting power over any shares and had sole dispositive power over 5,431,880 shares and that its address is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)
Pursuant to a Schedule 13G dated February 14, 2012 filed with the SEC, Lord, Abbett & Co. LLC reported that as of December 30, 2011 it and certain related entities had sole voting power over 2,969,287 shares and sole dispositive power over 3,314,861 shares and that its address is 90 Hudson Street, Jersey City, New Jersey 07302.

(18)
Pursuant to a Schedule 13G/A dated February 10, 2012 filed with the SEC, T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. (collectively, “T. Rowe Price”) reported that as of December 31, 2011 they had sole voting power over 4,586,070 shares and sole dispositive power over 7,482,920 shares and that their address is 100 East Pratt Street, Baltimore, Maryland 21202.

(19)
Pursuant to a Schedule 13G/A dated January 30, 2012 filed with the SEC, William Blair & Company, L.L.C. reported that as of December 31, 2011 it and certain related entities had sole voting and dispositive power over 5,669,085 shares and that its address is 222 West Adams, Chicago, Illinois 60606.

(20)	Includes an aggregate of 1,470,863 shares issuable upon exercise of stock options and an aggregate of 191,991 shares issuable upon the release of vested restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.  We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.  In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC.  We have also adopted a written policy regarding the approval of all related party transactions.  Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions.  To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers.  The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year.  All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee.  In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.  No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department.  Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director.  Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict.  In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Board Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audit of the fiscal 2011 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon.  Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon.  The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm.  The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements for the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year, and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

R. Ted Enloe III (Chairman) Kristen M. Onken Laurence G. Walker William P. Wood

EXECUTIVE COMPENSATION

Executive Officers and Directors

Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 31, 2012.

Name	Age	Position
Navdeep S. Sooch	49	Chairman of the Board
Necip Sayiner	46	Chief Executive Officer, President and Director
Paul V. Walsh, Jr.	47	Chief Financial Officer and Vice President of Finance
G. Tyson Tuttle	44	Chief Operating Officer and Senior Vice President
Kurt W. Hoff	54	Vice President of Worldwide Sales
Jonathan D. Ivester	56	Senior Vice President of Worldwide Operations
David R. Welland	56	Vice President and Director
William G. Bock	61	Director
Harvey B. Cash	73	Director
R. Ted Enloe III	73	Director
Kristen M. Onken	62	Director
Laurence G. Walker	63	Director
William P. Wood	56	Director

Necip Sayiner
has served as director, President and Chief Executive Officer of Silicon Laboratories since September 2005. Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc. From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division. Mr. Sayiner holds a B.S. in Electrical Engineering and Physics from Bosphorus University in Turkey, an M.S. in Electrical Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.

Paul V. Walsh, Jr.
has served as Chief Financial Officer of Silicon Laboratories since July 2011.  Mr. Walsh served as Vice President of Finance and Chief Accounting Officer from November 2006 to July 2011.  Mr. Walsh previously served as Corporate Controller from March 2005. From January 2009 through September 2010, Mr. Walsh served on the Board of Directors of Rio Holdings, Inc. (previously Grande Communications, Inc.), a provider of cable, Internet and phone services, where he also served as the Chairman of the Audit Committee and as a member of the Finance Committee. Prior to joining Silicon Laboratories, Mr. Walsh was Site Controller from February 2003 to January 2004 with PerkinElmer, a supplier to the health sciences and photonics markets. From 1992 to 2003, Mr. Walsh held various operational, finance and management roles at Analog Devices and Teradyne, in the Boston area. Mr. Walsh received his B.S. in Mechanical Engineering from the University of Maine, and an M.B.A from Boston University.

G. Tyson Tuttle
has served as Chief Operating Officer and Senior Vice President of Silicon Laboratories since May 2011 and Mr. Tuttle will begin serving as Chief Executive Officer and President for Silicon Laboratories on April 19, 2012.  Mr. Tuttle served as Chief Technical Officer from January 2010 to May 2011. From May 2005 to December 2009, he was the Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Laboratories in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for hard disk drive read channel and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University.

Kurt W. Hoff
has served as Vice President of Worldwide Sales for Silicon Laboratories since July 2007. From 2005 until July 2007, he managed the company’s European sales and operations. Prior to joining Silicon Laboratories in 2005, Mr. Hoff served as president, Chief Executive Officer and director of Cognio. Mr. Hoff also managed the operations and sales of C-Port Corporation, a network processor company acquired by Motorola in May 2000. Additionally, Mr. Hoff spent 10 years in various sales positions at AMD. Mr. Hoff holds a B.S. in Physics from the University of Illinois and an M.B.A. from the University of Chicago.

Jonathan D. Ivester
has served as Senior Vice President of Worldwide Operations since June 2008. He served as Vice President of Worldwide Operations since May 2005.  He joined Silicon Laboratories in September 1997 as Vice President. Previously, Mr. Ivester was with Applied Materials, a supplier of equipment and services to the semiconductor industry, and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering and manufacturing management positions. Mr. Ivester also was a scientist at Bechtel Corporation, an engineering and construction company, and at Abcor, Inc., an ultrafiltration company and subsidiary of Koch Industries. Mr. Ivester holds a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

David R. Welland
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer. Mr. Welland holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

For information on our non-employee directors, see Proposal One.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the 2011 compensation program for the principal executive officer, the principal financial officer, our former principal financial officer, and the three executive officers (other than the principal executive officer and principal financial officers) at year-end who were the most highly compensated executive officers of the Company.  For 2011, these individuals were:

●	Necip Sayiner, our Chief Executive Officer and President (our “CEO”);

●
Paul V. Walsh, Jr., our Chief Accounting Officer and Vice President from the beginning of the fiscal year through July 2, 2011 and our Chief Financial Officer and Vice President (our “CFO”) from July 3, 2011 through the end of the fiscal year;

●
William G. Bock, who served as our Chief Financial Officer and Senior Vice President (our “Former CFO”) from the beginning of the fiscal year through July 2, 2011 and as Senior Vice President from July 3, 2011 through the end of the fiscal year;

●
G. Tyson Tuttle, our Chief Technical Officer and Vice President from the beginning of the fiscal year through May 11, 2011 and our Chief Operating Officer and Senior Vice President (our “COO”) from May 12, 2011 through the end of the fiscal year;

●	Jonathan D. Ivester, our Senior Vice President of Worldwide Operations; and

●	Kurt W. Hoff, our Vice President of Worldwide Sales.

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers.”

This Compensation Discussion and Analysis describes the material elements of our compensation program for the Named Executive Officers during 2011 as administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”).  It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, with respect to Named Executive Officers.  Finally, it explains how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2011, and discusses the key factors that the Compensation Committee considered in determining their compensation.

2011 Business Results

In 2011, Silicon Labs performed in line with the industry despite macroeconomic headwinds.  Strong revenue ramps in new products were able to offset demand weakness in many of our end markets as well as some secular declines in maturing products.  Revenue of $492 million was about flat with 2010 and adjusted gross margin was slightly below our target of 62 percent.  Operating expenses generally declined as a percentage of revenue throughout the year as we continued to tightly manage spending to reflect the changing market environment and protect profitability.  We continued to make a considerable investment in R&D and believe that this critical funding will be the basis for potential future growth.

2011 Highlights:
●	We introduced a record number of new products across our Access, Broad-based and Broadcast product groups.

●	We achieved number one market share for our silicon tuner among TV makers during the year and succeeded in catalyzing a shift from their traditional technology.

●	We shipped more than 1 million units of human interface technology into industrial and embedded applications and secured our first SmartPhone design win. As a result, human interface products represented five percent of revenue at year end.

●	Our broad-based products grew nearly 20 percent and represented 42 percent of sales, a record and further evidence of the success of our diversification strategy.

●	Cash generation continued to be very strong, enabling $110 million in share repurchases, a strategic acquisition and a year-end cash, cash equivalents and investments balance of $325 million.

See Appendix I for a reconciliation of GAAP and non-GAAP financial measures.

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers.  For 2011, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

●	increased base salaries to bring them to the approximate median level of the market data (as adjusted to reflect the factors described under “Compensation-Setting Process” below);

●	paid annual cash incentive awards equal to 31.2% of the target amount established at the beginning of the year;

●
approved long-term incentive compensation, in the form of a combination of restricted stock unit and market stock unit awards in February 2011 to further align the incentives of the executives and stockholders, retain key employees, and reward 2010 performance.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies remained in effect in 2011:

●	We do not provide excise tax gross-ups in the event of a change in control.

●	All change in control agreements contain double trigger (rather than single trigger) change in control provisions.

●	We have stock ownership guidelines for our CEO that require the holding of shares of our common stock with a value equal to a multiple of three times his base salary (following a phase-in period).

●
We have stock ownership requirements for our Board of Directors to require the holding of shares of our common stock with a value equal to three times their annual cash retainer (following a phase-in period).

●
We do not provide significant perquisites or other personal benefits to our executive officers.  Other than an annual physical examination paid for by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other salaried employees.

●	We have operated with the roles of Chairman of the Board and Chief Executive Officer separated for several years.

●
We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than the 401(k) plan offered to our other salaried employees.

●	The compensation consultant engaged by the Compensation Committee does not provide any other services to the Company.

●
We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

Compensation Philosophy

Our executive compensation program supports our short-term and long-term strategic and operational goals and values and is intended to attract, motivate, and retain talented individuals to serve as our executive officers.  The Compensation Committee designs the various components of our executive compensation program to support our culture and efforts to remain a growth company with strong profitability.

Compensation-Setting Process

Role of Compensation Committee.  The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers.  The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive awards, and long-term incentive compensation) designed to play a specific role in achieving this objective.  The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations.  In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions, the value of current equity holdings and the potential financial impact of its compensation decisions.  The key factors in the variance in compensation levels among our executive officers are differences in the competitive market data for each position and differences in each executive officer’s individual performance.

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance, and considers competitive market data and the other factors described above.

Role of Management.  In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO.  Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters.  Our CEO attends Compensation Committee meetings (except with respect to discussions involving his own compensation).

Typically, our CEO formulates recommendations for the Compensation Committee with respect to the compensation of our executive officers (except with respect to his own compensation) based on a review of the competitive market data developed by the Compensation Consultant, his performance evaluation of each executive officer and other considerations, including competitive pressures, business conditions, the value of current equity holdings, each individual’s tenure, compensation history, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled executives at other companies, the appropriate mix of compensation components, the Company’s overall performance and the potential financial impact (including dilution and compensation cost) associated with their compensation.  Our CEO does not use a specific formula to weight these various factors.

Our CEO conducts this assessment with the assistance of our Vice President of Human Resources.  Our CEO then makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our executives (except with respect to his own compensation).  Our CEO also recommends performance measures and related target levels for annual cash incentive awards and equity awards (except with respect to his own compensation).

While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the Compensation Committee only uses these recommendations and proposals as one factor in making its own compensation decisions for our executive officers.

Role of Compensation Consultant.  The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services (“Compensia”), to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives.  Compensia served at the discretion of the Compensation Committee.  Compensia did not provide any other services to the Company in 2011.

With the approval of the Compensation Committee, Compensia also provides our CEO and the Vice President of Human Resources with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning.  The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity.  At the end of 2010, the Compensation Committee directed Compensia to use data gathered from the 2010 Radford Executive Compensation Survey and publicly-available information from the following companies to identify and analyze the competitive market for executive compensation:

Atheros Communications, Inc.	Microsemi Corporation
Conexant Systems, Inc.	PMC-Sierra Inc
Cypress Semiconductor Corporation	Power Integrations Inc.
Integrated Device Technology, Inc.	RF Micro Devices, Inc.
Intersil Corporation	Semtech Corporation
Linear Technology Corporation	Skyworks Solutions, Inc.
Microchip Technology Inc.	Standard Microsystems Corporation

Compensation Elements

The primary direct components of our executive compensation program are base salary, annual cash incentive awards and equity awards.  The Compensation Committee does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salary. In January 2011, the Compensation Committee set the 2011 base salaries of our Named Executive Officers to approximate the median level of the competitive market data, with adjustments to reflect the factors described under “Compensation-Setting Process” above.  The resulting salaries and percentage increase are set forth in the following table:

Named Executive Officer	2010 Base Salary ($)	Percentage Increase (%)	2011 Base Salary ($)
Necip Sayiner	575,000	4.3	600,000
Paul V. Walsh, Jr.	235,000	12.8	265,000
William G. Bock	330,000	3.0	340,000
G. Tyson Tuttle	270,000	7.4	290,000
Kurt W. Hoff	286,000	3.1	295,000
Jonathan D. Ivester	286,000	3.1	295,000

* On May 12, 2011, G. Tyson Tuttle was promoted to Chief Operating Officer and Senior Vice President.  As a result of this promotion, his annual salary was increased to $380,000.

* On July 3, 2011, Paul Walsh was promoted to Chief Financial Officer.  As a result of this promotion, his annual salary was increased to $300,000.

* The actual base salaries paid to the Named Executive Officers during 2011 are set forth in the Summary Compensation Table below.  The actual salaries of the Named Executive Officers for 2011 were slightly higher than the median level of the competitive market data.

Annual Cash Incentive Awards.  Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the financial incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders.  The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan.  The Compensation Committee designs the Bonus Plan to pay each executive officer up to 150% of his target annual cash incentive award opportunity for outstanding performance.  Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if an executive officer fails to meet the minimum established performance objectives for his award opportunity under the Bonus Plan.

In 2011, the Compensation Committee established a target annual cash incentive award opportunity under the Bonus Plan for each of our Named Executive Officers based upon a specified percentage of his or her base salary.  The Compensation Committee set the target award opportunities to be at approximately the 75th percentile of the competitive market data, with adjustments to reflect the factors described under “Compensation-Setting Process” above, upon the full achievement of the pre-established performance objectives described below.  For 2011, the target award opportunities were set at approximately the 75th percentile, except that the target award opportunities for Mr. Bock, Mr. Ivester and Mr. Tuttle were substantially higher than the 75th percentile due to the Compensation Committee’s determination that their roles are broader than the comparably titled positions at other companies.

For 2011, the Compensation Committee provided that no cash incentive award would be payable to our Named Executive Officers with respect to a quarter in which the Company’s adjusted operating income was below 20%.

Corporate Performance Measures. Typically, the Compensation Committee establishes one or more corporate financial metrics tied to our annual operating plan as the principal measures for determining each executive officer’s annual cash incentive award.  For 2011, consistent with our business strategy, the Compensation Committee established revenue, adjusted gross margin as a percentage of revenue and adjusted operating income as a percentage of revenue as the principal corporate financial metrics.  For this purpose, “adjusted gross margin” and “adjusted operating income” mean gross margin and operating income as determined under generally accepted accounting principles plus applicable stock compensation expense, acquisition related items, materials cancellation charges, and termination costs and impairments.  We reported such adjusted gross margin and adjusted operating income in our press releases announcing our results of operations for fiscal 2011. For purposes of cash incentive awards, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

Revenue and adjusted operating income as a percentage of revenue were used as the sole measures for determining the annual cash incentive awards for our CEO and Former CFO.

To reflect their functional roles and responsibilities and in addition to their MBOs discussed below, the Compensation Committee established revenue and adjusted gross margin as a percentage of revenue as the corporate financial metrics for the purposes of determining the annual cash incentive awards of Messrs Hoff and Ivester and revenue and adjusted operating income as a percentage of revenue as the corporate financial metrics for the purposes of determining the annual cash incentive awards of  Messrs Tuttle and Walsh.

With respect to each of these corporate financial metrics, the percentage payout was to be determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the portion of the executive’s target annual cash incentive award opportunity based on corporate metrics for above-target performance.

Individual Performance Measures. To achieve our compensation objective of rewarding individual performance, our CEO, as authorized by the Compensation Committee, established individual performance objectives (“MBOs”) for Messrs Walsh, Tuttle, Ivester and Hoff.  These performance objectives varied among these individuals according to the functional role and responsibility of each Named Executive Officer.  For 2011, these MBOs were as follows:

▪	Mr. Walsh – MBOs for Mr. Walsh included the following categories: financial statement objectives, acquisitions, investor relations, process improvements and organizational development.

▪
Mr. Tuttle – MBOs for our Chief Operating Officer and Senior Vice President included the following categories: product line development, strategy and new product initiatives, execution and productivity goals and organizational development.

▪
Mr. Hoff – MBOs for our Vice President of Worldwide Sales included the following categories: managing sales expenses, revenue forecast accuracy, business expansion, organizational development, product line specific goals and channel management goals.

▪
Mr. Ivester – MBOs for our Senior Vice President of Worldwide Operations included the following categories: cost reduction projects, supply chain management, quality and customer satisfaction, new product introductions, process improvements, and organizational development.

For 2011, the target annual cash incentive award opportunities, corporate financial metrics, and the relative weighting between corporate and individual performance objectives for the Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (as a Percentage of Base Salary) (%)	Performance Metrics	Weighting (%)
Necip Sayiner	110	Adjusted Operating Income as % of Revenue	50
		Revenue	50
Paul V. Walsh		Adjusted Operating Income as % of Revenue	25
(Through July 2, 2011)	40	Revenue	25
		MBOs	50
Paul V. Walsh		Adjusted Operating Income as % of Revenue	30
(Beginning July 3, 2011)	75	Revenue	30
		MBOs	40
William G. Bock	100	Adjusted Operating Income as % of Revenue	50
		Revenue	50
G. Tyson Tuttle		Adjusted Operating Income as % of Revenue	25
(Through May 11, 2011)	75	Revenue	25
		MBOs	50
G. Tyson Tuttle		Adjusted Operating Income as % of Revenue	30
(Beginning May 12, 2011)	100	Revenue	30
		MBOs	40
		Revenue	30
Kurt W. Hoff	75	Adjusted Gross Margin as % of Revenue	30
		MBOs	40
		Revenue	30
Jonathan D. Ivester	75	Adjusted Gross Margin as % of Revenue	30
		MBOs	40

Award Decisions and Analysis.  To ensure a direct correlation between our short-term performance and our actual business results, the Compensation Committee makes quarterly and annual payments to our Named Executive Officers under the Bonus Plan.  Each fiscal quarter, bonus payments are made to the extent we have achieved our pre-established corporate financial metrics.  In addition, at the conclusion of the fiscal year, the Compensation Committee (based primarily on the CEO’s recommendation) determines the level of achievement of the applicable MBOs and the associated payments under the Bonus Plan are made shortly after the end of the fiscal year.

Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment.  Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2011.

For each of the Named Executive Officers, the portion of his target annual cash incentive award opportunity that was attributable to these corporate financial metrics was allocated over the four fiscal quarters of 2011 in proportion to the amount of revenue that we estimated we would generate in each such quarter as reflected in our 2011 annual operating plan, as approved by our Board of Directors.

As approved by our Board of Directors, we established quarterly target levels in the annual operating plan for each of the corporate financial metrics for purposes of the Bonus Plan.  We set these target levels to be challenging, but achievable.  As evidence of the challenging nature of our performance targets, our executive officers received aggregate annual cash incentive awards that were less than their target award opportunity in three out of the last six years.

The extent to which Messrs Walsh, Tuttle, Hoff, and Ivester achieved their 2011 MBOs was determined by our CEO during his annual performance review of these Named Executive Officers and submitted to the Compensation Committee for its review and ratification.

The chart below shows the sum of the corporate financial metric targets and actual performance against those targets for 2011.  The targets were broken down on a quarterly basis.

Company:		FY 2011
		Target	Actual
Revenue	($)	567,562,390	491,624,611
Adjusted Gross Margin	(%)	63.0	61.6
Adjusted Operating Income	(%)	23.3	19.2

See Appendix I for a reconciliation of GAAP and non-GAAP financial measures.

The resulting payments to the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)
Necip Sayiner	110	28
Paul V. Walsh, Jr. (Through July 2, 2011)	40	-
Paul V. Walsh, Jr. (Effective July 3, 2011)	75	19
William G. Bock	100	26
G. Tyson Tuttle (Through May 11, 2011)	75	-
G. Tyson Tuttle (Effective May 12, 2011)	100	34
Kurt W. Hoff	75	29
Jonathan D. Ivester	75	30

Due to our 2011 performance, the actual bonuses as a percent of base salary were significantly lower than the targeted 75th percentile.

The cash incentive awards paid to the Named Executive Officers during 2011 are set forth in the Summary Compensation Table below.

Long-Term Incentive Compensation. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, for our Named Executive Officers, to retain talent, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value.  For 2011, the Compensation Committee approved the use of a mix of market stock units (“MSUs”) and restricted stock units (“RSUs”), rather than simply using RSUs as the Compensation Committee had done in prior years.

MSU Awards. The MSUs awarded in 2011 will compare our total stockholder return (“TSR”) over a three-year performance period (with the initial performance period commencing at the beginning of our fiscal 2011 and ending at the end of our fiscal 2013) against an established technology sector index and provide payments based on our performance over such period using a scaled measurement.  Where our TSR simply tracks the index results, payments are intended to be at the median level.  The value of each executive officer’s MSU award was initially established to approximate the 50th percentile of the competitive market data for long-term incentive awards (with adjustments to reflect the factors described under “Compensation-Setting Process” above) divided by two (to reflect that RSUs were also being granted in 2011).  Where our TSR is either greater or lower than the index results, payment is scaled 2.5 to 1.  For example, in the event of performance of 10 points better than the index, participants will receive 125% of the target number of MSUs.  This 2.5 to 1 scale was designed to provide for a range of payment outcomes such that the TSR performance that is expected to be at the 75th percentile of the index will result in 75th percentile awards.

The Compensation Committee believes that this enhancement, which is designed to ensure that our long-term incentive compensation is competitive and tied to performance, will further promote the achievement of our long-term strategic and operational objectives while strengthening the link to stockholder value creation.  In future years, the Compensation Committee plans to utilize a mix of MSU and RSU awards.

RSU Awards. The value of each executive officer’s RSU award was initially established to approximate the 75th percentile of the competitive market data for long-term incentive awards (with adjustments to reflect the factors described under “Compensation-Setting Process” above) divided by two (to reflect that MSUs were also being granted in 2011).  The resulting value was then adjusted to reflect each executive officer’s performance against the metrics used for determining such executive’s 2010 annual cash incentive awards.  These RSUs generally vest as to all of the underlying shares of common stock on the third anniversary of the date of grant, except for 4,000 RSUs granted to Mr. Bock which vest on the first anniversary of the date of grant.

The following RSU and MSU awards were made to the Named Executive Officers on February 15, 2011:

	RSU Awards		MSU Awards
Named Executive Officer	Number of Shares (#)	Grant Date Value ($)	Nominal Number of Shares (#)	Grant Date Value ($)
Necip Sayiner	30,528	1,396,042	19,800	975,348
Paul V. Walsh, Jr.	3,062	140,025	3,700	182,262
William G. Bock	15,153	692,945	-	-
G. Tyson Tuttle	8,376	383,034	3,700	182,262
Kurt W. Hoff	9,185	420,029	5,500	270,930
Jonathan D. Ivester	7,348	336,023	3,700	182,262

In addition, Mr. Tuttle also received a grant of 9,253 shares of common stock with a grant date fair value of $408,149 that were vested immediately on February 22, 2011 and a grant of 100,000 RSUs with a grant date value of  $4,370,990 that vest in 3 equal annual installments in connection with his promotion to Chief Operating Officer on May 12, 2011.  Mr. Walsh received a grant of 33,000 RSUs with a grant date value of $1,372,137 that vest in 3 equal annual installments in connection with his promotion to Chief Financial Officer on July 3, 2011.

For 2011 and excluding the supplemental grants described in the preceding paragraph, the actual MSU awards and RSU awards were approximately equal to the targeted levels (with some reduction of RSU awards due to 2010 actual performance).

Post-Employment Compensation

Generally, the equity awards granted under the Company’s 2009 Stock Incentive Plan provide for accelerated vesting of any unvested shares in the event that such equity awards are not assumed or replaced by the acquiring entity in connection with a change in control of the Company or the executive officer is demoted, relocated, or terminated other than for misconduct within 18 months following the change in control transaction.  We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders.  The terms and conditions of these acceleration provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector.

In connection with the commencement of his employment, Mr. Sayiner entered into a written employment agreement with the Company.  His employment agreement provided certain severance payments and benefits upon a termination of employment under certain circumstances, including in connection with the termination of the CEO’s employment by the Company without cause, termination by the CEO for good reason, or upon a change in control of the Company.  The purpose of these arrangements was to:

●	foster retention by providing a sufficient economic incentive to remain with the Company through a change in control and in support of an acquiring entity;

●	promote the orderly succession of talent; and

●	encourage objectivity and independence when considering various corporate transactions.

In connection with our decision to appoint Mr. Tuttle to the position of CEO on April 19, 2012, we entered into a transition agreement with Mr. Sayiner on March 1, 2012.  Pursuant to the transition agreement, Mr. Sayiner agreed to continue to serve as the Company’s CEO through April 18, 2012 and agreed to continue to serve as a non-executive advisor through July 19, 2012.  Upon his separation from the Company and execution of release of claims, he will receive a severance package that provides additional severance benefits beyond those set forth in his employment agreement.  The transition agreement reflects our appreciation of the services provided by Mr. Sayiner and the desire to obtain his assistance in effecting a smooth transition.

For a detailed discussion of the employment and transition agreements with our CEO, as well as the post-employment compensation arrangements for the Named Executive Officers, see “Potential Payments Upon Termination or Change of Control” below.

Welfare, Retirement, and Other Benefits

Welfare Benefits.  The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies.  Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits.  The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees.  Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our salaried employees.  Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions.  It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.  Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our salaried employees.

Perquisites and Other Personal Benefits.  In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2011.

Income Tax and Accounting Considerations

Deductibility of Executive Compensation.  In determining which elements of compensation are to be paid, and how they are weighted, the Compensation Committee takes into account the implications of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).  Generally, Section 162(m) prohibits us from taking a federal income tax deduction for remuneration in excess of $1 million paid to our Chief Executive Officer and each of the other three most highly-compensated executive officers (not including the chief financial officer) of the Company in a taxable year.  Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.  In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee’s policy is to qualify, to the extent practicable, the compensation of our executive officers for deductibility under applicable tax laws.  The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, however, and, thus, reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation.  The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), formerly known as SFAS 123(R), for our stock-based awards.  ASC Topic 718 requires companies to measure the compensation cost for all stock-based awards made to employees (including our executive officers) and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards.  This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.  ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an executive officer is required to render service in exchange for his or her award.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company.  Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Laboratories’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.  Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Laurence G. Walker (Chairman) Harvey B. Cash Navdeep S. Sooch William P. Wood

Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal 2011.

Name and Principal Position	Year	Salary	Bonus		Stock	Option	Non-equity	All Other		Total
					Awards	Awards	Incentive Plan	Compensation
							Compensation
		($)	($)		($)(1)	($)(1)	($)(2)	($)(3)		($)
Necip Sayiner(4)	2011	597,116	-		2,371,390	-	170,693	5,940		3,145,139
Chief Executive Officer, President	2010	571,154	-		4,481,012	-	479,415	5,582		5,537,163
and Director
	2009	525,000	440,000	(5)	3,073,551	-	786,191	5,582		4,830,324
William G. Bock(6)	2011	338,846	-		692,945	-	87,933	5,940		1,125,664
Former Chief Financial Officer and	2010	328,615	-		1,436,005	-	250,129	5,582		2,020,331
Senior Vice President
	2009	312,000	140,000	(5)	805,501	-	424,747	5,582		1,687,830
Paul V. Walsh, Jr.(7)	2011	279,039	-		1,694,424	-	54,322	5,850		1,851,373
Chief Financial Officer and Vice	2010	232,693	-		409,014	-	70,875	5,547		718,129
President
	2009	205,000	40,000	(5)	357,119	-	103,680	5,477		711,276

G. Tyson Tuttle(8)	2011	345,500	-		5,344,435	-	117,421	5,940		5,813,296
Chief Operating Officer and Senior	2010
Vice President
	2009
Kurt W. Hoff	2011	293,962	-		690,959	-	86,507	5,858		1,077,286
Vice President of Worldwide Sales	2010	284,000			894,031	-	182,272	5,582		1,365,885
	2009	260,000	90,000	(5)	613,054	-	225,306	128,822	(9)	1,317,182
Jonathan D. Ivester	2011	293,962	-		518,285	-	89,248	858		902,353
Senior Vice President of Worldwide	2010	284,769	-		656,024	-	184,846	5,582		1,131,221
Operations
	2009	270,000	70,000	(5)	551,054	-	227,897	5,582		1,124,533

(1)
Amounts shown do not reflect compensation actually received by the Named Executive Officer, but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures).  The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 12, Stock-based Compensation in our Form 10-K for the fiscal year ended December 31, 2011.

(2)
Represents amounts earned under the 2011 Bonus Plan for services rendered in fiscal 2011, the 2010 Bonus Plan for services rendered in fiscal 2010 and the 2009 Bonus Plan for services rendered in fiscal 2009.

(3)	Consists of payments by us for Company-paid life insurance premiums and employer matching contributions into the Company’s 401(k) Plan, unless noted otherwise.
(4)	During fiscal 2011, 2010 and 2009, Mr. Sayiner did not receive any compensation for his services provided as a director.
(5)	Represents a cash bonus payment awarded as a result of the Company’s strong 2009 performance.
(6)
Mr. Bock served as the Company’s Chief Financial Officer until July 2, 2011.  From July 3, 2011 through the completion of his services as an employee on December 31, 2011, Mr. Bock served as Senior Vice President.  Additionally, Mr. Bock has served as a member of the Company’s board of directors since July 3, 2011.

(7)
Mr. Walsh served as the Company’s Vice President of Finance and Chief Accounting Officer until July 2, 2011.  Since July 3, 2011 Mr. Walsh has served as the Company’s Vice President and Chief Financial Officer.

(8)
Mr. Tuttle served as the Company’s Vice President and Chief Technology Officer until May 11, 2011.  Since May 12, 2011 Mr. Tuttle has served as the Company’s Chief Operating Officer and Senior Vice President.

(9)
Includes $121,086 paid by the Company for tax preparation fees and tax equalization payments related to Mr. Hoff’s overseas expatriate assignment, $5,000 in employer matching contributions to the Company’s 401(k) Plan, $2,154 paid pursuant to an executive annual physical benefit and $582 of company-paid life insurance premiums.

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2011 to our Named Executive Officers.  All equity plan-based awards were granted under our 2009 Stock Incentive Plan and all non-equity plan-based awards were granted under our 2011 Bonus Plan.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2011
		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)
								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)

Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Necip Sayiner	2/15/2011	7,166	660,000	990,000	-	19,800	59,400	30,528	2,371,390

William G. Bock	2/15/2011	3,692	340,000	510,000	-	-	-	15,153	692,945
Paul V. Walsh, Jr.	2/15/2011 7/3/2011	576	169,951	218,485	-	3,700	11,100	3,062 33,000	322,287 1,372,137
G. Tyson Tuttle	2/15/2011 2/22/2011 5/12/2011	1,181	329,372	425,822	-	3,700	11,100	8,376 9,253 100,000	565,296 408,149 4,370,990
Kurt W. Hoff	2/15/2011	1,441	221,250	287,625	-	5,500	16,500	9,185	690,959

Jonathan D. Ivester	2/15/2011	1,441	221,250	287,625	-	3,700	11,100	7,348	518,285

(1)
Amounts shown represent amounts that were available under the 2011 Bonus Plan.  Actual bonuses received under the 2011 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

(2)	Represents market stock units where the target amount set forth above is subject to adjustment based upon our stock price performance relative to an established semiconductor index.
(3)	Units represent restricted stock units.
(4)
Includes grant date fair value of both the market stock units and restricted stock units.  A discussion of the assumptions underlying the calculation under ASC Topic 718 are discussed under Note 12, Stock-based Compensation in our Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested restricted stock units for each of our Named Executive Officers as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END TABLE
	Option Awards				Stock Awards
								Equity Incentive Plan Awards:
	Number of Securities				Number of		Market	Number of	Market or Payout
	Underlying Unexercised				Shares or		Value of	Unearned	Value of Unearned
	Options (#)		Option		Units of		Shares or	Shares, Units or	Shares, Units or
			Exercise	Option	Stock That		Units That	Other Rights	Other Rights That
			Price	Expiration	Have Not		Have Not	That Have Not	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	Vested (#)		Vested ($)	Vested (#)	($)
Necip Sayiner					191,546	(2)	8,316,927	19,800	859,716
	265,000	-	32.27	9/14/2015
	77,333	2,667	32.11	2/15/2017
	105,416	4,584	31.96	2/15/2018
William G. Bock					63,136	(3)	2,741,365	-	-
	5,000	-	50.03	4/29/2014
	165,000	-	32.98	11/8/2016
	4,833	167	32.11	2/15/2017
	20,364	886	31.96	2/15/2018
Paul V. Walsh, Jr.					52,304	(4)	2,271,040	3,700	160,654
	10,000	-	50.48	2/2/2014
	3,793	-	25.07	5/2/2015
	5,936	417	31.96	2/15/2018
G. Tyson Tuttle					143,795	(5)	6,243,579	3,700	160,654
	12,000	1,000	32.11	2/15/2017
	10,625	886	31.96	2/15/2018
Kurt W. Hoff					41,308	(6)	1,793,593	5,500	238,810
	20,000	-	34.29	1/3/2015
	44,166	5,834	34.60	7/2/2017
	16,770	730	31.96	2/15/2018
Jonathan D. Ivester					32,960	(7)	1,431,123	3,700	160,654
	20,000	-	38.50	8/18/2013
	25,000	-	33.17	8/10/2014
	15,590	-	36.81	12/19/2015
	4,088	834	32.11	2/15/2017
	3,099	886	31.96	2/15/2018

(1)
Options were granted on the date ten years prior to the option expiration date and subject to a five-year vesting period, with the exception of those expiring in the year 2018, which have a four-year vesting period.  Assuming the continued service of the executive officer, the five-year option shall vest and become exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal monthly installments over the remaining four years.  Assuming the continued service of the executive officer, the four-year option shall vest and become exercisable in a series of installments, with 25% on the first anniversary of the date of grant and the remaining portion in equal monthly installments over the remaining three years.

(2)
Represents 61,968 RSUs granted on February 15, 2009, 99,050 RSUs granted on February 15, 2010, and 30,528 RSUs granted on February 15, 2011.  Assuming continued service, the RSUs associated with these grants vest as follows: 61,968 on the third anniversary of the grant date; 33,016 on the second anniversary of the grant date and 66,034 on the third anniversary of the grant date; and 30,528 on the third anniversary of the grant date, respectively.

(3)
Represents 16,241 RSUs granted on February 15, 2009, 31,742 RSUs granted on February 15, 2010, and 15,153 RSUs granted on February 15, 2011.  Assuming continued service, the RSUs associated with these grants vest as follows: 16,241 on the third anniversary of the grant date; 10,580 on the second anniversary of the grant date and 21,162 on the third anniversary of the grant date; and 4,000 on the first anniversary of the grant date and 11,153 on the third anniversary of the grant date, respectively.

(4)
Represents 7,201 RSUs granted on February 15, 2009, 9,041 RSUs granted on February 15, 2010, 3,062 RSUs granted on February 15, 2011, and 33,000 RSUs granted on July 3, 2011.  Assuming continued service, the RSUs associated with these grants vest as follows:  7,201 on the third anniversary of the grant date; 3,013 on the second anniversary of the grant date and 6,028 on the third anniversary of the grant date; 3,062 on the third anniversary of the grant date; and 11,000 on each of the first three anniversaries of July 15, 2011, respectively.

(5)
Represents 13,911 RSUs granted on February 15, 2009, 21,508 RSUs granted on February 15, 2010, 8,376 RSUs granted on February 15, 2011, and 100,000 RSUs granted on May 12, 2011.  Assuming continued service, the RSUs associated with these grants vest as follows: 13,911 on the third anniversary of the grant date; 7,169 on the second anniversary of the grant date and 14,339 on the third anniversary of the grant date; 8,376 on the third anniversary of the grant date; and approximately 33,333 on each of the first three anniversaries of May 15, 2011, respectively.

(6)
Represents 12,361 RSUs granted on February 15, 2009, 19,762 RSUs granted on February 15, 2010, and 9,185 RSUs granted on February 15, 2011.  Assuming continued service, the RSUs associated with these grants vest as follows: 12,361 on the third anniversary of the grant date; 6,587 on the second anniversary of the grant date and 13,175 on the third anniversary of the grant date; and 9,185 on the third anniversary of the grant date, respectively.

(7)
Represents 11,111 RSUs granted on February 15, 2009, 14,501 RSUs granted on February 15, 2010, and 7,348 RSUs granted on February 15, 2011.  Assuming continued service, the RSUs associated with these grants vest as follows: 11,111 on the third anniversary of the grant date; 4,833 on the second anniversary of the grant date and 9,668 on the third anniversary of the grant date; and 7,348 on the third anniversary of the grant date, respectively.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of restricted stock units with respect to our Named Executive Officers during fiscal 2011.

OPTION EXERCISES AND STOCK VESTED TABLE DURING FISCAL 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Necip Sayiner	-	-	91,312	4,175,689
William G. Bock	-	-	35,826	1,591,069
Paul V. Walsh, Jr.	939	15,733	11,800	535,513
G. Tyson Tuttle	-	-	31,026	1,403,826
Kurt W. Hoff	-	-	16,240	742,654
Jonathan D. Ivester	36,038	478,673	12,406	567,325

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits.  We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Employment Agreement

We entered into an employment agreement with Mr. Sayiner in connection with his commencement of employment.  Under the employment agreement, cash severance is equal to the sum of 12 months of base salary at the time of termination plus 200% of the actual quarterly bonus earned in the two full quarters immediately preceding termination to be paid in one lump sum.  The cash severance payment would be contingent upon such executive officer’s execution of an agreement in a form satisfactory to us, containing a full general release of any and all potential claims against us and our affiliates and agents.  As outlined in the employment agreement, a cash severance payment is only required to be made in the event of such executive officer’s Involuntary Termination for any reason other than misconduct.  “Involuntary Termination” is defined in the employment agreement as an involuntary termination of employment by us or a voluntary resignation following (i) a change in position with us which materially reduces the executive officer’s level of authority or responsibility, (ii) a reduction in cash compensation (including base salary and target bonus under any performance-based bonus or incentive programs) by more than 15% unless pursuant to a reduction that is also applied to substantially all of our other executive officers, (iii) a relocation of such executive officer’s place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected without consent, or (iv) a material breach by us of the terms of the employment agreement. In addition and similarly contingent upon execution of an appropriate release, for the time during which the executive officer is unemployed, we have agreed to pay the premium required to maintain COBRA coverage for such executive officer and his dependents for up to one year.

In connection with our decision to appoint Mr. Tuttle to the position of CEO, we entered into a transition agreement with Mr. Sayiner on March 1, 2012.  Pursuant to the transition agreement, Mr. Sayiner agreed to continue to serve as the Company’s CEO through April 18, 2012 and agreed to continue to serve as a non-executive advisor through July 19, 2012.  Upon his separation from the Company and execution of release of claims, he will receive a severance package consistent with the terms of his employment agreement consisting of (a) cash equal to his annual salary, (b) cash equal to 200% of his quarterly bonus for the fourth quarter of 2011 and the first quarter of 2012, and (c) 12 months of continued COBRA coverage.  In addition to the severance provided under his employment agreement, the transition agreement also provides that his outstanding stock options will be exercisable for 12 months following termination (rather than three months) and he will receive accelerated vesting of 81,298 RSUs and 9,900 MSUs (subject to the performance criteria over the revised performance period).  His remaining 15,264 RSUs and 9,900 MSUs shall cancel.

Equity Compensation

At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately.  No shares remain issuable under our prior 2000 Stock Incentive Plan (the “2000 Plan”) except for those that were subject to outstanding awards as of the date of approval of the 2009 Plan.  The 2009 Plan and the 2000 Plan (together, the “Plans”) govern the equity awards granted to our Named Executive Officers and other participants.

The 2009 Plan and the 2000 Plan include the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

●
Automatic Acceleration of Awards if not Assumed:  In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

●
Discretionary Acceleration of Awards:  Our Compensation Committee, as plan administrator of the Plans has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect.  Under the 2000 Plan, any options so accelerated shall remain exercisable until the expiration or sooner termination of the option term in the case of a hostile take-over.

●
Acceleration Upon Termination After a Change in Control:  During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officers) is Involuntarily Terminated within a period of 18 months following a change in control.  Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of Involuntary Termination within 18 months following a change in control.  Under the 2000 Plan, any options so accelerated shall remain exercisable until the earlier of (i) one year from the date of the participant’s termination and (ii) the expiration of the option term in the case of a change of control, and until the expiration or sooner termination of the option term in the case of a hostile take-over.  Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a greater than 15% reduction in compensation, or involuntary relocation by more than 50 miles.

Based on the employment agreement in effect as of December 31, 2011, the following table depicts potential compensation arrangements for our executive officers as a result of an Involuntary Termination absent a change in control.  Such termination is assumed to occur on December 31, 2011.  Other than customary payments given to all salaried employees, we have not agreed to provide severance benefits to any Named Executive Officer other than those listed in the table below.

Name	Lump Sum Severance ($)	Intrinsic Value of Accelerated Equity ($)	Health Benefits ($)	Total ($)

Necip Sayiner	859,180	-	23,281	882,461

Based on the transition agreement entered into with Mr. Sayiner as of March 1, 2012, the Intrinsic Value of Accelerated Equity would be $3,959,817.  This amount is based on the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2011, which was $43.42 and assuming that each MSU is equal to one share of common stock and that the target shares are earned.  In addition, Mr. Sayiner’s outstanding vested stock options would be exercisable for 12 months (rather than three months) following the termination of his service.

The following table depicts potential compensation arrangements for our executive officers as a result of a change in control that subsequently results in Involuntary Termination.  Such termination is assumed to occur on December 31, 2011, the last day of our fiscal 2011.

Name	Lump Sum Severance ($)	Intrinsic Value of Accelerated Equity(1) ($)	Health Benefits ($)	Total ($)

Necip Sayiner	859,180	9,259,340	23,281	10,141,801
Paul V. Walsh, Jr.	-	2,436,473	-	2,450,266
G. Tyson Tuttle	-	6,425,696	-	6,425,696
Kurt W. Hoff	-	2,092,225	-	2,112,225
Jonathan D. Ivester	-	1,611,363	-	1,611,363

(1)
Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2011, which was $43.42, less (if applicable) the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.  No member of the Compensation Committee currently serves as one of our officers or employee.  Except for Mr. Sooch, who ceased to serve as our Chief Executive Officer in 2005, no member of the Compensation Committee has previously served as one of our officers or employees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)
Equity Compensation Plans Approved by Stockholders (1)	4,473,621	(2)	34.44	(3)	5,157,089	(4)

Equity Compensation Plans Not Approved by Stockholders	-		-		-

Total	4,473,621		34.44		5,157,089

(1)
Consists of our 2000 Stock Incentive Plan, our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.  No shares remain issuable under our prior 2000 Stock Incentive Plan, except for those that are subject to outstanding awards.

(2)
Includes 1,988,984 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 2,484,637 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 3.5 years.  Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan.  Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)
Calculated without taking into account 1,988,984 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares.

(4)
Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.  As of December 31, 2011, an aggregate of 1,006,377 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan and 4,150,712 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations.  In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only.  The information on these websites shall not be deemed part of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock.  Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2011 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners except for one Form 4 that was filed on August 3, 2011, two days late, with respect to the sale of 370 shares by Harvey B. Cash, director, and one Form 4 that was filed on December 5, 2011, one day late, with respect to the sale of 1,000 shares by Kristen M. Onken, director.

ANNUAL REPORT

A copy of the annual report for fiscal 2011 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on February 15, 2012.  Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated:  March 9, 2012

Appendix I: Reconciliation of GAAP to Non-GAAP Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Laboratories’ GAAP financial results.  These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Laboratories’ financial position and results of operations; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations.

(In thousands)	Fiscal 2011
	GAAP Measure ($)	GAAP Percent of Revenue (%)	Stock Compensation Expense ($)	Acquisition Related Items ($)	Termination Costs and Impairments ($)	Material Cancellation Charge ($)	Non- GAAP Measure ($)	Non- GAAP Percent of Revenue (%)
Revenues	491,625

Gross margin	298,446	60.7	1,319	1,613	--	1,316	302,694	61.6

Operating income	50,074	10.2	36,115	4,749	1,898	1,316	94,152	19.2

Appendix II: Silicon Laboratories Inc. Audit Committee Charter

I.             MEMBERSHIP:

The Audit Committee of Silicon Laboratories Inc. (the “Corporation”) shall be comprised of at least three members of the Corporation’s Board of Directors (the “Board”).  The members of the Audit Committee shall be appointed by the Board and shall collectively meet the applicable independence, financial literacy and other requirements of The NASDAQ Stock Market (“Nasdaq”) and applicable federal law.  Members of the Audit Committee may be removed at any time, with or without cause, by the Board.

II.           QUORUM:

A majority of the members of the Audit Committee shall constitute a quorum.

III.           FREQUENCY:

The Audit Committee shall meet as required either on the dates of regular Board meetings or in special meetings as appropriate.

IV.          PURPOSE:

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements.

V.           LIMITATIONS:

The Audit Committee shall not have authority to:  (1) adopt, amend, or repeal the Corporation’s Bylaws; (2) fill vacancies on the Audit Committee or change its membership; (3) amend the Corporation’s Certificate of Incorporation; (4) act on matters assigned to other committees of the Board; or (5) take any action prohibited by the Corporation’s Certificate of Incorporation, Bylaws or applicable law.

VI.           MINUTES:

Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board upon request.  Unless otherwise restricted by the Corporation’s Certificate of Incorporation or Bylaws, any action that may be taken at any meeting of the Audit Committee may be taken without a meeting, if all members of the Audit Committee consent thereto in writing, and the writing is filed with the minutes of proceedings of such committee.  Any action of the Audit Committee shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission, or alteration.

VII.        POWERS, RESPONSIBILITIES AND DUTIES:

To fulfill its responsibilities and duties, the Audit Committee shall:

●
Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Audit Committee.  Periodically consider the rotation of the Corporation’s independent auditors.

●	Resolve any disagreements between management and the Corporation’s independent auditors regarding financial reporting.

●	Review the organization’s annual and quarterly financial statements and quarterly earnings press releases.

●	Pre-approve all auditing and permitted non-audit services to be performed by the Corporation’s auditors.

●
Obtain, on an annual basis, a formal written statement from the independent auditor affirming their independence (as required by applicable standards of the Public Company Accounting Oversight Board or its successor) and delineating all relationships between the auditor and the Corporation that may reasonably be thought to bear on such independence. Discuss with the auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

●
Following completion of the annual audit, review separately with the independent auditor, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

●
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

●	Retain independent counsel, experts and other advisors as the Audit Committee determines necessary to carry out its duties.

●
Receive appropriate funds, as determined by the Audit Committee, from the Corporation for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any independent counsel, experts and other advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

●	Review and approve all “related-party transactions” as such term is defined in Item 404 of Regulation S-K.

●	Prepare the report of the Audit Committee required to be included in the Corporation’s annual Proxy Statement.

●	Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board.

●
Perform any other activities consistent with this Charter, the Corporation’s Bylaws, Nasdaq rules and governing law, as the Audit Committee or the Board deems necessary or appropriate, including, without limitation, the delegation of authority to one or more members of the Audit Committee of authority to carry out certain activities set forth hereunder.

SILICON LABORATORIES INC. ATTN: CORPORATE SECRETARY 400 WEST CESAR CHAVEZ AUSTIN, TX 78701
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	CONTROL #	000000000000

NAME

THE COMPANY NAME INC. - COMMON	SHARES		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F			123,456,789,012.12345
THE COMPANY NAME INC. - 401 K			123,456,789,012.12345

	PAGE	1	OF 2

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.		☐
The Board of Directors recommends you vote FOR the following Class II Directors:			☐	☐	☐

1.	Election of Directors
Nominees

01	Harvey B. Cash	02 G. Tyson Tuttle		03 David R. Welland

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.							☐	☐	☐

3	To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement.							☐	☐	☐

NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

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(see reverse for instructions)

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Signature [PLEASE SIGN WITHIN BOX]		Date	JOB #			Signature (Joint Owners)	Date

0000127350_1 R1.0.0.11699	02 0000000000

Meeting Directions:
For Meeting Directions, Please Call: 512-232-0100

The Lady Bird Johnson Wildflower Center is about 12 miles from downtown Austin.

1. Take Loop 1 South (Loop 1 is also known as MOPAC Expressway).

2. Continue South past the traffic light at Slaughter Lane.

3. Turn left at the next traffic light at La Crosse Avenue.

4. The Center is on the right near the end of La Crosse Avenue.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

SILICON LABORATORIES INC.
Annual Meeting of Stockholders
April 19, 2012 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoint Navdeep S. Sooch and G. Tyson Tuttle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held at 9:30 AM, CDT on 4/19/2012, at the The Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000127350_2 R1.0.0.11699